Exhibit 10.1

Momentive Performance Materials Inc. 260 Hudson River Road Waterford, NY 12188 momentive.com

April 20, 2015

Dear Erick:
I am very pleased to confirm our offer of employment for the position of Senior Vice President and Chief Financial Officer of Momentive Performance Materials Inc. (the “Company” or “MPM”). This position is based in Waterford, New York and will report directly to me.
Attached is a summary of the terms of the offer and the benefits available to you. This offer of employment is contingent upon meeting the following requirements:
Your execution and delivery of the enclosed Non-Disclosure, Fair Competition and Inventions Agreement.
Successful completion of a background investigation.
Successful completion of a drug screen within 24 hours of acceptance of this offer.
Reference verification.

Please acknowledge acceptance of this offer by completing the offer acceptance section at the end of the attached term sheet. This offer letter contains the final terms and conditions of your employment and you acknowledge that you are not relying on any other terms or conditions. We also ask that you kindly complete and return (i) the Non-Disclosure, Fair Competition and Inventions Agreement, (ii) the enclosed Consent to Request Consumer Report form and (iii) the Momentive Background Data Questionnaire. This offer of employment is in effect until April 27th, 2015
On your first day of employment, please bring with you documents that establish your identity and authorization to work in the U.S. in compliance with Form 1-9 required by the Federal government. A list of acceptable documents is enclosed. A representative from the site will contact you with further details on any other requirements prior to your first day.
If you have any questions or there is anything requiring clarification, please do not hesitate to give me a call at (518) 233-3895. Erick, we look forward to your joining MPM and believe you will play a key role in building long term value toward our future success.
Sincerely,

Jack Boss
President & CEO

MOMENTIVE PERFORMANCE MATERIALS INC.
FOR: ERICK ASMUSSEN

Position:	Senior Vice President and Chief Financial Officer

Anticipated Start Date:	May 11th, 2015

Base Salary (Year 1):	$425,000, paid bi-weekly

Annual Incentive Compensation:
You will be eligible to participate in MPM’s 2015 annual incentive compensation program (the “2015 ICP”) with a target incentive award of 65% of your annualized base salary. Payment under the plan will be based on achieving the specific goals identified by the business for the plan year. Any earned 2015 ICP bonus will be made in 2016 based on business results. The terms of this plan and eligibility for participation are reviewed annually by the Compensation Committee of the Board.

Severance:
If you are terminated by the Company without “cause” and other than due to your death or disability, the Company shall provide you with severance equal to twelve (12) months of your annualized base salary, payable in installments in accordance with the Company’s normal payroll practices. Such severance shall be subject to your execution and delivery of an effective general release of claims within 30 days following such termination, in the form provided by the Company. “Cause” is generally defined as violation of law, fraud, misappropriation, embezzlement, dishonesty, failure to follow lawful directions, negligence or willful misconduct. Additional benefits related to Executive Outplacement and COBRA benefit continuation are outlined in the Company’s Severance Guidelines, a copy of which is enclosed.

Equity:
You shall be eligible to participate in the MPM Holdings Inc. Management Equity Plan (the “Equity Plan”). Within 60 days following your start date, you shall be nominated to the Compensation Committee of the Board of Directors of MPM Holdings Inc. for approval of (x) a grant of 117,600 options to acquire shares of MPM Holdings Inc.’s common stock at an exercise price no less than the fair market value as of the date of grant, and (y) a grant of restricted stock units covering 50,400 shares of MPM Holdings Inc.’s common stock, in each case subject to vesting conditions set forth in the applicable award agreements. Any awards granted to you under the Equity Plan will be subject to the terms and conditions of the Equity Plan and the award agreements provided to you.

Relocation:
You will be covered under the Momentive Relocation Policy Guaranteed Offer Program, which we will be happy to discuss with you either before or after your first day of employment. The benefits offered to you under this program are outlined in the enclosed Relocation attachment. Before initiating any action with your move, or if you have any questions, please contact Janet Berg at (614) 225-2019.

Benefits:
New employees are eligible for health benefits coverage from the first day of employment. Enclosed is a copy of our Health and Welfare benefits guide and our Retirement benefits summary (see inside the front cover of the Health & Welfare benefits guide for enrollment instructions). Please review the information so that you may make appropriate choices regarding your benefits. To be eligible, you must elect benefits within your first 45 days of employment. Once on board, if you have questions regarding your benefits or enrollment you may contact HR Connect at 1-877-888-7599. The benefits are subject to change from time to time as determined by the Company.

Vacation:	You will be eligible for 4 weeks of vacation annually, which must be used by the end of each year.

Company Agreements:
Enclosed is the Non-Disclosure, Fair Competition and Inventions Agreement which is required to be read, understood and signed and returned by you. Compliance with the Code of Business Ethics and the Antitrust Compliance Manual is a condition of employment. Compliance with additional MPM policies will be required.

Terms of Plans:	Some of the above are highlights of various plans or programs, and all are subject to the terms of the actual plans and programs, which are subject to change from time to time.

“AT WILL” Statement:	This offer of employment is for an “AT WILL” position, which means that either you or the Company can end this relationship at any time.

Governing Law
This offer letter, including this summary of the terms of the offer and the benefits available to you, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws.

Entire Agreement
This offer letter, including this summary of the terms of the offer and the benefits available to you, represents the entire understanding between the Company and its affiliates and you regarding your offer of employment, and any previous or current discussions, negotiations, or understandings that are not set forth in this letter are superseded.

OFFER ACCEPTED:

_____________________________
Erick Asmussen

Date:_________________________